April 26, 2007

Universal Explorations Corp.

30 Skyline Drive

Lake Mary, Florida 32746

Attention: Mr. Dyron M. Watford

Chief Financial Officer

Re: Participation Agreement

Amberjack 3-D Prospect

Plaquemines Parish, Louisiana

Gentlemen:

This agreement, together with all exhibits attached hereto and made a part hereof (hereinafter collectively referred to as the "Agreement") shall confirm and set forth the understanding of, and agreement to, the terms, provisions and conditions pursuant to which Universal Explorations Corp. ("Universal"), is acquiring an undivided Five and 625/1,000ths percent (5.625%) of 8/8ths interest in and to the leasehold estate created by the hereinafter-identified oil, gas and mineral leases and is agreeing to participate in the drilling and testing of a certain oil and gas exploration test well (the "Test Well") on the lands covered by such leases.

    PROSPECT AREA, LEASES AND UNIT FORMATION

      Prospect Area and Oil and Gas Leases

      Yuma Exploration and Production Company, Inc. ("Yuma"), acting through its representative, Gray Production Company, has previously acquired from the State Mineral Board of the State of Louisiana a Lease for Oil, Gas and Other Liquid or Gaseous Minerals (State Lease No. 18514) that purports to cover 866 acres, more or less, in Plaquemines Parish, Louisiana, being the entirety of the Prospect Area as outlined and identified on Exhibit "A" attached hereto and by this reference made a part hereof. Included within the Prospect Area is approximately 303.16 acres the ownership of the fee title to which (including any waterbottoms) is also claimed by Delacroix Corporation ("Delacroix"). Delacroix granted an oil, gas and mineral lease covering this 303.16-acre tract to Suncoast Land Services, Inc. ("Suncoast"), and that lease was subsequently assigned by Suncoast to Houston Energy, L.P. ("Houston Energy"). A memorandum of such lease is recorded in Book 1088, Page 407 of the records of the Clerk of Court of Plaquemines Parish, Louisiana, and the memorandum reflects that the primary term of the lease from Delacroix expires February 11, 2008. While it is not presently being litigated, as between the State of Louisiana and Delacroix, there exists a dispute with regard to the ownership of the aforementioned 303.16-acre tract and, in the past, there has been litigation between the State of Louisiana and Delacroix over conflicting claims to other lands in the general vicinity of the Prospect Area. Delacroix has successfully prosecuted similar claims in the past. Consequently there is a risk that the Delacroix lease could be determined to be the valid lease covering all or some portion of the 303.16-acre tract included within the Prospect Area. The above-described oil, gas and/or mineral leases are described on Exhibit "B" attached hereto and by this reference made a part hereof and are hereinafter collectively referred to as the "Leases". In order to compromise differences that might otherwise have arisen between the parties, and to facilitate the drilling of the Test Well, Yuma and Houston Energy have exchanged assignments of undivided interests in and to the Leases, insofar as such Leases cover the lands included within the geographical boundaries of the hereinafter-described unit, and agreed to join in the drilling of such well. With regard to the conflicting claims of the State of Louisiana and Delacroix, your attention is directed to Paragraphs 1.2. and 4.3. of this Agreement.

      Formation of Unit

    On December 7, 2005, the Commissioner of Conservation of the State of Louisiana issued Order No. 462-G-10 establishing a single drilling and production unit for the exploration for and production of gas and condensate from the UL-5 Zone, Reservoir D, in Pointe-a-la-Hache Field, in Plaquemines Parish, Louisiana, designated the UL-5 RD SUA (the "Unit"). The Unit contains approximately 196 acres out of the Prospect Area and is effective with respect to the gas and condensate bearing zone underlying such lands found between the subsurface depths of 10,540 feet and 10,948 feet (measured depth) in the Bass - SL 16399 No. 1 Well located in Section 23, Township 16 South, Range 14 East, in Plaquemines Parish, Louisiana. At present, it is estimated that roughly seventeen percent (17.00%) of the lands included within the geographical boundaries of the Unit consists of lands owned and/or claimed by both the State of Louisiana and Delacroix. In this regard, your attention is directed to Paragraph 4.3. of this Agreement.

    DEFINITIONS

      Area of Mutual Interest

      The area outlined and identified as the Prospect Area on the plat attached hereto as Exhibit "A" shall constitute the "Area of Mutual Interest" for the Amberjack 3-D Prospect.

      Contract Depth

      The Test Well is to be drilled at a mutually acceptable location on the lands covered by the Leases and included within the geographical boundaries of the Unit, in a good and workmanlike manner, to the lesser of (i) a subsurface true vertical depth of 10,400 feet, or (ii) a depth sufficient to penetrate and fully evaluate the stratigraphic equivalent of the subsurface interval seen between the log measured depths of 10,540 feet and 10,800 feet in the Bass Enterprises SL 16339 No. 1 well located in Section 23, Township 16 South, Range 14 East, in Plaquemines Parish, Louisiana (the "Contract Depth"), unless down hole conditions preclude such well from attaining Contract Depth.

      Casing Point

    Casing Point is defined as the point at which (i) the Test Well has been drilled to Contract Depth, (ii) an appropriate suite of logs and other surveys, coring and testing that a reasonable and prudent operator would undertake to determine if an attempt should be made to complete the Test Well, or if the Test Well should be plugged and abandoned, has been completed and the results furnished to the drilling parties, and (iii) the Operator has notified the drilling parties of its recommendation with respect to the running and setting of a production string of casing and completing the well.

    CONSIDERATION AND INTEREST ASSIGNED

      Consideration

      Upon execution of this Agreement, Universal agrees to pay Yuma Fifty Six Thousand Two Hundred Fifty and No/100ths Dollars ($56,250.00) for an undivided Five and 625/1,000ths percent (5.625%) of 8/8ths interest in and to the leasehold estate and working interest created by the Leases, subject to the terms hereof. Furthermore, contemporaneously with the execution of this Agreement, Universal also agrees to pay Yuma an additional Three Thousand Seven Hundred Fifty and No/100ths Dollars ($3,750.00), representing Universal' proportionate promoted share of a $50,000.00 drilling bonus owed by Yuma and/or its assigns to Geophysical Pursuit, Inc. and WesternGeco, LLC ("GPI/WESTERNGECO") in association with the drilling of the Test Well which amount will thereafter be remitted by Yuma to GPI/WESTERNGECO. In this regard, an additional $50,000.00 drilling bonus will be owed by Yuma and/or its assigns to GPI/WESTERNGECO in association with each subsequent well drilled and/or participated in by Yuma and/or its assigns on the Prospect Area and Universal will be responsible for the payment of its proportionate share of each such additional drilling bonus, if any.

      3.2. Delay Rentals

      Upon receipt of a joint interest billing therefore, Universal further agrees to pay and/or reimburse Yuma for Seven and 50/100ths percent (7.50%) of any delay rentals that have or must be paid pursuant to the terms of the Leases in order to maintain such Leases in force and effect until such time as the Test Well is drilled to Casing Point. Thereafter, the payment of delay rentals under the terms and provisions of the Leases will be governed by the terms, provisions and conditions of the Operating Agreement.

      Assignment of Working Interest

      Upon Universal's payment of the aforesaid consideration, Yuma will execute and deliver to Universal a recordable Assignment and Bill of Sale assigning to Universal an undivided Five and 625/1,000ths percent (5.625%) of 8/8ths interest in and to the leasehold estate created by the Leases, subject to (i) a proportionate share of the lessor's royalty burdening such Leases, and (ii) a reserved overriding royalty interest in production under the terms of such Leases in favor of Yuma or its designees equal to the difference between twenty-eight percent (28.00%) and the total of all other burdens on production under the terms of such Leases, including the lessor's royalty (the "Yuma Management Pool ORRI"). The Yuma Management Pool ORRI will include and absorb any additional burdens on production under the terms of the Leases in existence at the time of the making of an assignment to Universal of an interest therein. In the event that either of the Leases covers less than the entire mineral estate in the lands covered thereby, then the Yuma Management Pool ORRI provided for herein with respect thereto shall be proportionately reduced. After retention of the Yuma Management Pool ORRI, Yuma will deliver to Universal a 72.00% net revenue interest with respect to production under the terms of the Leases, proportionately reduced to the Five and 625/1,000ths percent (5.625%) of 8/8ths interest in and to the Leases so assigned to Universal.

      Additional Burdens on Interest

      The assignment to Universal of an undivided interest in and to the Leases will additionally be made subject to (i) the terms and provisions contained in the Leases, (ii) the additional burdens and obligations set forth in this Agreement (including a proportionate share of the Yuma Management Pool ORRI provided for herein), and (iii) the order of the Commissioner of Conservation of the State of Louisiana creating the aforementioned Unit.

      Special Warranty and Representations

    Yuma shall warrant the title to the undivided interest in and to the Leases assigned and conveyed by Yuma unto Universal against all parties claiming or attempting to claim the same, or any portion thereof, by, through or under Yuma, but not otherwise. Yuma represents that (i) other than the Yuma Management Pool ORRI and the drilling bonus owed to GPI/WESTERNGECO provided for herein, it is unaware of any liens, claims or encumbrances affecting the Leases, (ii) to the best of its knowledge and belief, the Leases are valid and subsisting in accordance with their terms, (iii) it has no knowledge of any claim having been made regarding failure to perform under the terms of the Leases, and (iv) to the best of Yuma's knowledge and belief, no default has occurred with respect to any material provision of the Leases.

    TERMS FOR DRILLING TEST WELL

      Operating Agreement

      Yuma and Universal agree that all drilling and operations on the Test Well and the Prospect Area will be governed by the terms and conditions of an A.A.P.L. Form 610-1982 Model Form Operating Agreement and Copas 1984 Onshore Accounting Procedure Joint Operations, with the amendments (the "Operating Agreement"), a copy of which is attached hereto as Exhibit "A" and names St. Mary Land & Exploration Company ("St. Mary"), as Operator. Yuma has succeeded St. Mary as Operator under the terms of the Operating Agreement. By its execution of this Agreement, Universal ratifies, adopts and agrees to be bound by the terms, provisions and conditions of the Operating Agreement. Following the execution by Universal of this Agreement, Yuma will provide Universal a revised copy of the Operating Agreement for its signature which will include a revised Exhibit "A" on which will be reflected Universal's interest in the Test Well an the Prospect Area.

      Conflict between Agreements

      Should there be any conflict between the terms and conditions of this Agreement and the terms and conditions of the Operating Agreement, as revised, the terms and conditions of this Agreement shall control.

      Test Well Obligation

      As an integral part of the consideration being exchanged between the parties in connection with the execution and delivery of this Agreement, as an additional inducement to Yuma to enter into this Agreement, Universal hereby obligates itself and covenants and agrees with Yuma to participate in and pay for an undivided Seven and 50/100ths percent (7.50%) of the cost, risk and expense of drilling the Test Well, as set forth in Article VI.A. of the Operating Agreement, to Casing Point. The Test Well is currently planned to be spudded on or before August 1, 2006, and is to be drilled pursuant to the terms of the Operating Agreement to Contract Depth. The spud date is subject to rig and equipment availability, permitting, and the sale of additional interests in the Amberjack 3-D Prospect. Universal's share of the cost and expense of the drilling of the Test Well shall be remitted to the Operator in accordance with the terms of the Operating Agreement. Notwithstanding any provision of this Agreement to the contrary, in the event that all parties elect to plug the Test Well upon reaching Casing Point, Universal shall nevertheless bear and pay the same percentage share of the costs and expenses associated with the plugging and abandonment of such well as the percentage share borne by Universal of the cost, risk and expense of drilling the Test Well to Casing Point.

      As noted in Paragraph 1.2. of this Agreement, it is estimated that approximately seventeen percent (17.00%) of the lands included within the geographical boundaries of the Unit consists of lands owned and/or claimed by both the State of Louisiana and Delacroix. In the event that the Test Well and/or a substitute therefore is completed as a well capable of producing oil and/or gas from the Unit and/or any other unit including lands the ownership of which is claimed by both the State of Louisiana and Delacroix, and in the absence of an amicable resolution of such dispute by such parties, royalties on production from such well and attributable to such lands will be deposited by Yuma into the registry of a court of competent jurisdiction and the ownership thereof determined pursuant a concursus proceeding.

      "Casing Point" Election

      At such time as the Test Well reaches Casing Point, Universal shall make its election pursuant to the terms and conditions of the Operating Agreement as to whether to attempt to complete the Test Well, or plug and abandon the same, or perform such other operations as are provided for under the terms of the Operating Agreement.

      Failure to Participate in Test Well

    In the event that Universal should fail to participate in the drilling of the Test Well or is deemed to be a non-consenting party to the drilling of such well under the provisions of the Operating Agreement, in addition to any other rights or remedies, at law or in equity, to which Yuma may otherwise be entitled, Universal shall immediately forfeit and reassign to Yuma all of the interest in and to the Leases and the Prospect Area acquired by Universal from Yuma free and clear of any burdens or encumbrances created by it, or its successors or assigns, and Universal shall not be entitled to a refund of any portion of any monies paid by Universal to Yuma pursuant to the terms of this Agreement.

    WELL INFORMATION AND DATA

      Copies of Information and Access to Derrick Floor

    Authorized employees, agents and representatives of each non-operating party participating in the drilling, sidetracking, completing or reworking of any well drilled on the Prospect Area pursuant to the terms of this Agreement and/or the Operating Agreement shall be entitled to receive copies of all geological and geophysical information obtained from such operation and shall have access to the rig floor, at their own respective cost, risk and expense, to observe all operations conducted by the Operator. Operator shall provide advance notice to each of the non-operating parties in order that they may have their employees, agents or authorized representatives present to witness the running of logs, tests of shows encountered and production tests.

    OVERRIDING ROYALTY INTERESTS

      Yuma Management Pool ORRI

    All oil, gas and/or mineral leases purchased or acquired or renewed by Yuma or Universal (including those acquired by farmout or similar agreements) subsequent to the date of this Agreement within the Area of Mutual Interest shall be subject to an overriding royalty interest in favor of Yuma, or its designees, equal to the difference between twenty-eight percent (28.00%) and all other burdens on production under the terms of such leases including the lessor's royalty (the "Yuma Management Pool ORRI"); provided, however, that the Yuma Management Pool ORRI on all such subsequently acquired oil, gas and/or mineral leases shall in no event be less that 1.25% of 8/8ths. Notwithstanding the foregoing provisions of this Paragraph 6.1., in the event that any such lease covers less than the entire mineral estate in the lands covered thereby, or if less than all of the working interest is acquired in any such lease, then the overriding royalty interest provided for herein shall be proportionately reduced. This overriding royalty interest shall be borne by the parties hereto in proportion to their ownership in such subsequently acquired oil, gas and/or mineral leases.

    NOTICES

      Written or Fax Notification

      All notices that are required or authorized to be given hereunder, except as otherwise specifically provided herein, shall be given in writing personally, or by mail, overnight courier service, telex or telecopier, postage or charges prepaid, and addressed to the party to whom such notice is given as follows:

      Yuma Exploration and Production Company, Inc. Universal Explorations Corp.

      1177 West Loop South, Suite 1825 30 Skyline Drive

      Houston, TX 77027 Lake Mary, Florida 32746

      Attn: Mr. Michael M. Hinze, CPL Attn: Mr. Dyron M. Watford

      Vice President - Land Chief Financial Officer

      Phone: (713) 968-7068 Phone: (800) 975-2076

      Fax: (713) 968-7021 Fax: (800) 805-4561

      Receipt of Notice

      The originating notice to be given under any provisions hereof shall be deemed given when received by the party to whom such notice is directed and the time for such party to give any response thereto shall run from the date the originating notice is received. Any subsequent responsive notice shall be deemed given when deposited with the U.S. Post Office or overnight courier service, with postage or charges prepaid or when actually received if given personally or sent by telex or telecopier and received between the hours of 8:00 A.M. and 5:00 P.M. local time where notice is received. If received during other hours or on Saturday, Sunday or a federal holiday, such notice shall be deemed to be received at 8:00 A.M. on the next day which is not a Saturday, Sunday or federal holiday. Any notice(s) and/or response(s) which may be made by telephone must be directly to a person, and not by recorded message, and must be confirmed in writing within forty-eight (48) hours thereafter, exclusive of Saturday, Sunday and legal holidays, consistent with the other provisions hereof.

      Change of Address

    Each party shall have the right to change its address at anytime, and from time to time, by giving written notice thereof to the other parties.

    GENERAL TERMS

      Applicable Law

      This Agreement and all operations conducted on the Area of Mutual Interest and the Leases shall be subject to all valid and applicable laws, orders, rules and regulations of any governmental authority having jurisdiction over such operations. ALL QUESTIONS ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF LOUISIANA, EXCEPT FOR ANY RULE OF LAW OF THE STATE OF LOUISIANA WHICH WOULD MAKE THE LAW OF ANY OTHER JURISDICTION APPLICABLE. THE PARTIES HEREBY SPECIFICALLY AGREE THAT ANY SUIT OR PROCEEDING (INCLUDING ANY ALTERNATIVE DISPUTE RESOLUTION PROCEEDING) SHALL BE HELD IN HARRIS COUNTY, TEXAS.

      No Mining Partnership or Joint Venture

      The obligations of the parties hereunder are intended to be separate and not joint or collective, and nothing in this Agreement nor any act by Yuma or Universal shall ever be construed or implied as creating a mining partnership, commercial partnership, or other partnership relation; it being the intention of the parties hereto not to create, and this Agreement shall never be construed to create, a mining or other partnership or joint venture.

      Separate Liability

      Each party's obligations as set out in this Agreement are several and not joint and each party shall be individually responsible for its own obligations as set out in this Agreement and in the Operating Agreement.

      Successors and Assigns

      This Agreement shall inure to the benefit of and be binding upon Yuma and Universal and their respective successors and assigns; and this Agreement shall constitute a covenant running with the Leases and the lands covered thereby.

      Assignability

      This Agreement and the undivided interest in and to the Leases assigned and conveyed to Universal pursuant to the terms of this Agreement may be assigned or transferred, in whole or in part, without the prior written consent of Yuma; provided, however, that any such assignment shall nevertheless be void unless it is made expressly subject to this Agreement.

      Acknowledgement and Disclaimer

      UNIVERSAL represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as YUMA and that UNIVERSAL has had access to the LeaseS, the offices and employees of YUMA, and the books, records and files of YUMA relating to the LeaseS in making the decision to enter into this Agreement and consummate the transactions contemplated hereby. UNIVERSAL has relied solely on the basis of its own independent due diligence investigation of the Lease and, accordingly, UNIVERSAL acknowledges that YUMA has not made, and YUMA hereby expressly disclaims and negates any representation or warranty, express, implied, OR ARISING AT common law, by statute or otherwise, relating to the LeaseS including, without limitation, any representation or warranty with respect to title to the LeaseS (except as to the Special Warranty of title and the other representations expressly provided FOR in paragraph 3.5 OF this Agreement) or the quality, quantity or VALUE of the reserves of oil, gas or other hydrocarbons in or under the LeaseS. UNIVERSAL acknowledges that the disclaimers contained in this paragraph are "conspicuous" for purposes of any applicable state or federal law, rule, regulation or order.

      Acknowledgement and Representations of Universal

      Universal represents and acknowledges that, prior to entering into this Agreement; Universal was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Prospect Area, the Leases and the value thereof. Universal represents and acknowledges that it is able to bear the economic risk of any oil and gas investment Universal is obligated to or might choose to make in the Prospect Area, the Leases and well(s) to be drilled thereon and that Universal is capable of evaluating the merits and risks of investments in the Prospect Area, the Leases and well(s) to be drilled thereon. Universal represents and acknowledges that it is acquiring an interest in the Prospect Area and the Leases for its own account and not for distribution or resale in any manner that would violate any state or federal law, rule, regulation or order.

      8.8. Alternative Dispute Resolution

      All controversies, claims and disputes arising under or relating to this Agreement, including tort claims and including the issue of arbitrability shall be first submitted to mediation and if that is unsuccessful then to binding arbitration under the procedures hereafter detailed.

      8.9. Mediation

      (i) Initiation of Mediation

      Mediation, as defined in Section 154-023 of the Texas Civil Practices and Remedies Code, shall be initiated by written notice from one party to the other. The notice shall reasonably describe and identify the issues or claims to be mediated.

      (ii) Mediation in Thirty Days

      Within thirty (30) days from the receipt of the written notice of mediation, the parties will attempt in good faith to mediate the issues or claims identified in the notice, or any additional issues or claims identified in writing to the other party by the party receiving the notice within seven (7) days after receipt of the original mediation notice.

      8.10. Arbitration

      (i) Initiation of Arbitration

      If, after a good faith attempt to mediate, the parties are unable to resolve their controversies, claims or disputes, then either party may initiate arbitration by filing in writing a notice of demand for arbitration with the other party and with the American Arbitration Association. The notice shall reasonably describe and identify the issues or claims to be arbitrated, the relief requested with a maximum stated for any actual damages requested, and attached to the notice shall be a true and correct copy of this Agreement and all amendments or supplements thereto.

      (ii) Selecting Arbitrators

      It is the intent of the parties that, to the extent practicable, the binding arbitration shall be conducted by a person mutually agreeable to the parties and knowledgeable and experienced in the type of matter that is the subject of the dispute. In the event that the parties are unable to agree upon such person within fifteen (15) days after arbitration has been initiated by the filing of the notice, then each party shall within fifteen (15) days thereafter select a person that it believes has the qualifications set forth above as its designated arbitrator (which selection shall be accomplished by notifying the other party of the identity of such person), and such arbitrators so designated shall mutually agree upon a similarly qualified third person to complete the arbitration panel. In the event that the persons selected by the parties are unable to agree upon a third member of the arbitration panel within ten (10) days after the selection of the latter of the two arbitrators, the American Arbitration Association shall select such person. Neither the parties nor the American Arbitration Association can select as arbitrators former employees or former attorneys of the parties.

      (iii) Commencement of Arbitration

      If reasonably possible, arbitration shall be commenced within thirty (30) days after the selection of the last arbitrator. The arbitration panel shall render its award no later than thirty (30) days after the last hearing date.

      (iv) Arbitration is Binding

      The decision of the arbitrator(s) shall be final and binding upon both parties, and no party shall seek to have the applicable issues litigated rather than arbitrated (except as may be otherwise required by law).

      (v) Costs of Arbitration

      The arbitrator(s) shall bill its/their fees and costs attributable to such binding arbitration in equal shares to the parties and each party shall bear its own attorneys' fees and other out-of-pocket costs expended by it. If any party seeks to modify or overturn all or a portion of the arbitrators' award and is unsuccessful, then the opposing party shall be awarded all its reasonable attorneys' fees incurred in the arbitration. If it becomes necessary for a prevailing party to secure judicial confirmation of the award and to otherwise undertake legal action to collect an award, then such party shall be entitled to its reasonable attorneys' fees and all costs for such actions.

      (vi) No Punitive Damages

      No punitive damages are recoverable in the arbitration. The arbitration panel is not empowered to award damages in excess of compensatory damages, and each party irrevocably waives any right to recover punitive damages.

      (vii) Arbitration Rules and Location

      Except as otherwise modified herein, the arbitration shall be conducted in accordance with the Rules of Commercial Arbitration of the American Arbitration Association. All arbitrations shall occur in Houston, Texas.

      Paragraph Headings

      The paragraph headings used in this Agreement are inserted for convenience only and shall be disregarded in construing this Agreement.

      Invalidity of a Provision

      If any one or more of the provisions of this Agreement shall be determined to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the offending provision or provisions shall be reformed and the remaining provisions interpreted so as to give effect, to the maximum extent permissible, to the agreement of the parties as set out herein.

      Waiver of Defaults and Breaches

      No waiver by either party of any one or more defaults or breach by the other party in the performance of this Agreement shall operate or be construed as a waiver of any future default or breach by the same party, whether of a like or different character.

      Entirety Clause

This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions among the parties with respect to such subject matter. No representations, inducements, promises, or agreements, oral or otherwise, which are not embodied in this Agreement shall be of any force or effect.

If the foregoing terms and conditions confirm your understanding of our agreement, please execute in the space provided below for your signature and return one (1) fully executed original of this Agreement along with your check for Sixty Thousand and No/100ths Dollars ($60,000.00), being the sum of the consideration owed by Universal to Yuma to acquire an interest in the Prospect Area and the Leases and Universal' proportionate promoted share of the drilling bonus owed by Yuma and/or its assigns to GPI/WESTERNGECO as provided in Paragraph 3.1. above.

This Agreement will be void if it is not executed by Universal and returned to Yuma along with Universal' check in the amount specified above by May 4, 2007.

Yours very truly,

YUMA EXPLORATION AND PRODUCTION COMPANY, INC.

/s/ Sam L. Banks

Sam L. Banks, President

ACCEPTED AND AGREED TO

THIS 2nd DAY OF May, 2007.

UNIVERSAL EXPLORATIONS CORP.

By: __/s/ Dyron M. Watford_____

Name: ___Dyron M. Watford_______

Title: ____CFO__________________